EXHIBIT 20.1

LML AND SAFECHECK PARTNER TO ADD REAL-TIME VERIFICATION AND REAL-TIME ACCOUNT DEBITING TO LML'S SUITE OF ELECTRONIC CHECK PROCESSING SERVICES

LML Agrees to Act as SafeCHECK's Preferred Merchant Service Provider

NEW YORK, NY/VANCOUVER, BC, November 11, 2002 - The SafeCHECK Company L.L.C. ("SafeCHECK") and LML Payment Systems Inc. (the "Corporation") (Nasdaq: LMLP) jointly announce that the Corporation's subsidiary LML Payment Systems Corp., a leading check processing company, will partner with SafeCHECK to offer real-time on-line check verification and check conversion services to retailers and other LML clients.

"For years, check verification services have primarily relied upon the validity and reliability of historical checkwriter information and, as a result, have remained susceptible to certain types of fraud. On-line account verification which immediately allows us to know that the consumer's account exists, is open, in good standing and has adequate funds to cover the transaction, provides for a whole new level of fraud prevention. Also, the ability to immediately debit the funds from consumer accounts should prove to be a very powerful service offering to a specific classification of merchants, particularly high-ticket retailers and for those merchants who never come face to face with consumers," said Patrick H. Gaines, President and CEO.

"We're very pleased to be part of LML's service offerings, and are also pleased to have LML act as our preferred service provider for merchants," said Anne O'Toole, Executive Director of SafeCHECK. "SafeCHECK continues to move forward as the market leader in real-time check verification and electronic conversion by partnering with SafeCHECK member banks and leading processors like LML."

Through SafeCHECK, LML will be able to provide clients with an on-line account verification service, which indicates that a consumer's account is open and that there are sufficient funds available to cover the transaction. The SafeCHECK network will also allow LML to immediately debit those funds via existing ATM networks.

SafeCHECK is fully tested and operational, and requires no major investment in new technology by merchants or by the check processors who provide them with the real-time capability.

Background

SafeCHECK is owned by 11 top banking organizations in the United States that together account for 45% of the nation's demand deposit accounts and three EFT switches. The banking organization owners of SafeCHECK are: ABN AMRO Services Company Inc., Banc of America E-Commerce Holdings, Inc., BB&T, Citibank, Fleet National Bank, JPMorgan Chase Bank, USBank, Union Bank of California, Union Planters, Wachovia and Wells Fargo. NYCE Corp., PULSE and STAR are also owners.

SafeCHECK is an affiliate of SVPCo, which includes 20 banks interested in "electronifying" the check as early as possible in the payment process. SVPCo companies also include Electronic Check Services, (the nation's largest electronic check presentment service), and the Electronic Payments Network (a private sector ACH processor).

-more-

About LML Payment Systems Inc.

The Corporation, through its subsidiary LML Payment Systems Corp., is a financial payment processor providing check processing solutions including electronic check authorization, electronic check conversion (ECC) and primary and secondary check collection including electronic check re-presentment (RCK) to national, regional and local retailers. We also provide selective routing of debit, credit and EBT transactions to third party processors and banks for authorization and settlement. The Corporation's intellectual property estate, owned by subsidiary LML Patent Corp, includes U.S. Patent No. 6,354,491, No. 6,283,366,

No. 6,164,528 and No. 5,484,988 all of which relate to electronic check processing methods and systems.

Statements contained in this news release, which are not historical facts are forward-looking statements, subject to uncertainties and risks. For a discussion of the risks associated with the Corporation's business, please see the documents filed by the Corporation with the SEC.

CONTACTS: Patrick H. Gaines Investor Relations

President and CEO (800) 888-2260

(604) 689-4440